Exhibit 99.1

EPR Properties Reports Second Quarter 2026 Results
Increases 2026 Earnings and Investment Spending Guidance
Enters Into New $1.6 Billion Credit Agreement

Kansas City, MO, July 29, 2026 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter ended June 30, 2026 (dollars in thousands, except per share data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Total revenue	$196,079	$178,068	10.1%	$377,331	$353,101	6.9%
Net income available to common shareholders	61,126	69,603	(12.2)%	117,704	129,374	(9.0)%
Net income available to common shareholders per diluted common share	0.79	0.91	(13.2)%	1.53	1.69	(9.5)%
Funds From Operations as adjusted (FFOAA)(1)	110,846	97,321	13.9%	208,423	189,061	10.2%
FFOAA per diluted common share (1)	1.42	1.26	12.7%	2.67	2.45	9.0%
Adjusted Funds From Operations (AFFO)(1)	111,750	95,834	16.6%	211,881	188,780	12.2%
AFFO per diluted common share (1)	1.43	1.24	15.3%	2.71	2.44	11.1%

(1) A non-GAAP financial measure
Second Quarter Company Headlines
•Strong Funds from Operations Growth - For the second quarter of 2026, FFOAA per diluted common share and AFFO per diluted common share increased by 12.7% and 15.3%, respectively, compared to the second quarter of 2025.
•Executes on Investment Pipeline - During the second quarter of 2026, the Company's investment spending totaled $440.8 million and included the previously announced acquisition of a portfolio of seven attraction properties from Six Flags Entertainment Corporation as well as investments in four other attraction and fitness and wellness properties.
•Enters Into Forward Sales Agreements Under Its ATM Program - During the second quarter of 2026, the Company entered into two forward sales agreements pursuant to its ATM Program for initial gross sales proceeds of $23.4 million, or an average forward price of $59.70 per share, subject to adjustment upon settlement. As of June 30, 2026, the Company had unsettled forward sales agreements with total estimated net proceeds of $69.5 million, representing 1,189,884 common shares.
•New $1.6 Billion Credit Agreement - Subsequent to quarter-end, the Company entered into a new amended and restated $1.6 billion credit agreement that, among other things, extends the maturity date and generally reduces the interest rate payable on its $1.0 billion unsecured revolving credit facility and establishes a new $600.0 million unsecured delayed draw term loan facility due in 2032.
•Increases 2026 Guidance - The Company is increasing FFOAA per diluted common share guidance for 2026 to a range of $5.41 to $5.57 from a range of $5.37 to $5.53, representing an increase of 7.2% at the midpoint over 2025. The Company is also increasing investment spending guidance for 2026 to a range of $600.0 million to $700.0 million from a range of $500.0 million to $600.0 million and confirming disposition proceeds guidance of $50.0 million to $100.0 million.

"The second quarter marked a significant step forward in executing our growth strategy with the closing of our previously announced acquisition of the Six Flags portfolio of seven properties, as well as additional investments in attraction and fitness and wellness properties," stated Company Chairman and CEO Greg Silvers. "This disciplined growth, combined with continued strength across our experiential portfolio, drove strong quarterly earnings, while our new $1.6 billion credit agreement further enhances our liquidity and financial flexibility to pursue additional opportunities. We are increasing our 2026 earnings and investment spending guidance, underscoring our confidence in the durability of our growth."

Investment Update
The Company's investment spending during the three months ended June 30, 2026 totaled $440.8 million, bringing the total investment spending for the six months ended June 30, 2026 to $492.2 million. Investment spending for the quarter included the previously announced acquisition of seven attraction properties from Six Flags Entertainment Corporation for a total of $304.4 million with approximately $11.0 million anticipated to be invested in additional improvements to the properties over the next two years. Additionally, investment spending for the quarter included the acquisition of two attraction properties and one fitness and wellness property for a total of $114.3 million and mortgage financing of $12.8 million secured by a fitness and wellness property. The remaining investment spending for the quarter related to experiential build-to-suit development and redevelopment projects.

As of June 30, 2026, the Company expects approximately $92.0 million in additional investment spending for existing experiential development and redevelopment projects, of which approximately $65.0 million is expected to be funded in the remainder of 2026. The Company also has a strong pipeline of potential new investments.

ATM Activity
During the three months ended June 30, 2026, the Company entered into two forward sales agreements pursuant to its "at-the-market" offering program ("ATM Program") to sell an aggregate of 392,462 common shares for initial gross proceeds of $23.4 million, or an average forward price of $59.70 per share, subject to adjustment upon settlement. The Company has the option to settle the outstanding common shares any time before the respective maturity of the forward sales agreements on May 27, 2027 and June 30, 2027, subject to customary closing conditions, for the initial gross proceeds as adjusted for payment of commissions and applicable dividends as well as a daily adjustment based on the overnight bank borrowing rate less a spread. As of June 30, 2026, the Company had unsettled forward sales agreements with total estimated net proceeds of $69.5 million, representing 1,189,884 common shares.

New $1.6 Billion Credit Agreement
On July 17, 2026, the Company entered into a Fifth Amended, Restated and Consolidated Credit Agreement (the "Amended Credit Agreement"), governing its $1.0 billion senior unsecured revolving credit facility and a new $600.0 million senior unsecured delayed draw term loan facility. The Amended Credit Agreement replaced the Company’s existing $1.0 billion senior unsecured revolving credit facility.

The amendments to the unsecured revolving credit facility, among other things, (i) extend the maturity date from October 2, 2028 to July 17, 2030, with two six-month extension options, subject to the payment of additional fees and the satisfaction of customary conditions, (ii) generally reduce the interest rate payable on outstanding loans by 5 basis points, (iii) modify the asset value calculations under certain financial covenants to include the expected cash proceeds from the sale of common shares under qualified forward equity contracts and (iv) split the prior revolving facility’s $300.0 million foreign currency sublimit into a separate, stand-alone foreign currency revolving credit facility of the same size.

The Amended Credit Agreement also established a new senior unsecured delayed draw term loan facility that, among other things, (i) provides for an initial committed amount of $600.0 million that may be drawn upon prior to January 17, 2027, subject to earlier termination, (ii) bears interest based on the Company’s credit ratings (SOFR plus 115 basis points at closing), (iii) carries a ticking fee of 0.25% per annum on undrawn commitments beginning on October 16, 2026, and (iv) matures on January 17, 2032.

In addition, the Amended Credit Agreement includes a $1.0 billion accordion feature on the combined unsecured revolving credit and delayed draw term loan facilities that increases the maximum amount available under the combined facilities from $1.6 billion to $2.6 billion, at the Company’s election and subject to lender consent and customary conditions.

Portfolio Update
The Company's total assets were $6.1 billion (after accumulated depreciation of approximately $1.8 billion) and total investments (a non-GAAP financial measure) were $7.5 billion at June 30, 2026, with Experiential investments totaling $7.1 billion, or 95%, and Education investments totaling $0.4 billion, or 5%.

The Company's Experiential portfolio (excluding property under development, undeveloped land inventory and two joint venture properties) consisted of the following property types (owned or financed) at June 30, 2026:
•148 theatre properties;
•61 eat & play properties (including seven theatres located in entertainment districts);
•35 attraction properties;
•11 ski properties;
•four experiential lodging properties;
•30 fitness & wellness properties;
•one gaming property; and
•one cultural property.

As of June 30, 2026, the Company's wholly-owned Experiential portfolio consisted of approximately 19.5 million square feet, was 99% leased or operated and included a total of $10.0 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at June 30, 2026:
•46 early childhood education center properties; and
•nine private school properties.

As of June 30, 2026, the Company's wholly-owned Education portfolio consisted of approximately 1.1 million square feet and was 100% leased.

The combined wholly-owned portfolio consisted of 20.6 million square feet and was 99% leased or operated.

Dividend Information
The Company's Board of Trustees declared its monthly cash dividend to common shareholders during the second quarter of 2026 totaling $0.93 per share. This dividend represents an annualized dividend of $3.72 per common share, an increase of 5.1% over the prior year's annualized dividend (based upon the monthly dividend at the end of the prior year).

Additionally, the Company declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares, payable July 15, 2026 to shareholders of record as of June 30, 2026.

2026 Guidance
(Dollars in millions, except per share data):

	Current			Prior
Net income available to common shareholders per diluted common share	$3.03	to	$3.19	$3.03	to	$3.19
FFOAA per diluted common share	5.41	to	5.57	5.37	to	5.53
Investment spending	600.0	to	700.0	500.0	to	600.0
Disposition proceeds	50.0	to	100.0	50.0	to	100.0

The Company is increasing its 2026 earnings guidance for FFOAA per diluted common share to a range of $5.41 to $5.57 from a range of $5.37 to $5.53, representing an increase of 7.2% at the midpoint over 2025. The 2026 guidance for FFOAA per diluted common share is based on an FFO per diluted common share range of $5.43 to $5.59 adjusted for retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, and deferred income tax expense. FFO per diluted common share for 2026 is based on a net income available to common shareholders per diluted common share range of $3.03 to $3.19 plus estimated real estate depreciation and amortization of $2.46 and allocated share of joint venture depreciation of $0.05, less estimated gain on real estate transactions of $0.02 and the impact of Series C and Series E dilution of $0.09 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found on page 23 in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/financial-information/quarterly-results.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on July 30, 2026 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/events-presentations. It is recommended that you join 10 minutes prior to the start of the event (although you may register and join the webcast at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/events-presentations.

Quarterly Supplemental
The Company's supplemental information package for the second quarter and six months ended June 30, 2026 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/financial-information/quarterly-results.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Rental revenue	$169,033	$150,351	$324,218	$296,710
Other income	11,764	12,218	21,834	23,854
Mortgage and other financing income	15,282	15,499	31,279	32,537
Total revenue	196,079	178,068	377,331	353,101
Property operating expense	15,366	14,661	30,719	29,832
Other expense	11,064	11,959	22,053	24,570
General and administrative expense	13,976	13,230	28,218	27,254
Retirement and severance expense	—	—	1,423	—
Transaction costs	45	669	338	1,236
Provision (benefit) for credit losses, net	138	997	(5,459)	345
Depreciation and amortization	48,630	42,080	93,587	83,169
Total operating expenses	89,219	83,596	170,879	166,406
Gain on real estate transactions	182	16,779	1,209	26,163
Income from operations	107,042	111,251	207,661	212,858
Interest expense, net	38,275	33,246	73,038	66,267
Equity in loss from joint ventures	984	1,681	3,616	4,328
Income before income taxes	67,783	76,324	131,007	142,263
Income tax expense	617	681	1,231	817
Net income	$67,166	$75,643	$129,776	$141,446
Preferred dividend requirements	6,040	6,040	12,072	12,072
Net income available to common shareholders of EPR Properties	$61,126	$69,603	$117,704	$129,374
Net income available to common shareholders of EPR Properties per share:
Basic	$0.80	$0.91	$1.54	$1.70
Diluted	$0.79	$0.91	$1.53	$1.69
Shares used for computation (in thousands):
Basic	76,521	76,083	76,424	75,944
Diluted	77,017	76,571	76,897	76,404

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	June 30, 2026	December 31, 2025
Assets
Real estate investments, net of accumulated depreciation of $1,801,757 and $1,714,886 at June 30, 2026 and December 31, 2025, respectively	$4,953,959	$4,494,259
Land held for development	20,168	20,168
Property under development	10,046	54,905
Operating lease right-of-use assets	199,192	170,755
Mortgage notes and related accrued interest receivable, net of allowance for credit losses of $10,889 and $15,929 at June 30, 2026 and December 31, 2025, respectively	616,881	679,254
Investment in joint ventures	8,693	12,316
Cash and cash equivalents	16,197	90,577
Restricted cash	4,388	8,071
Accounts receivable	111,421	97,855
Other assets	111,168	71,602
Total assets	$6,052,113	$5,699,762
Liabilities and Equity
Accounts payable and accrued liabilities	$78,750	$99,392
Operating lease liabilities	231,884	204,747
Dividends payable	29,762	28,495
Unearned rents and interest	109,280	108,546
Debt	3,293,013	2,929,411
Total liabilities	3,742,689	3,370,591
Total equity	$2,309,424	$2,329,171
Total liabilities and equity	$6,052,113	$5,699,762

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses on real estate transactions and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff, preferred share redemption costs and impairment of operating lease right-of-use assets and subtracting sale participation income, gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization and share-based compensation expense to management and Trustees; and subtracting amortization of above and below market leases, net and tenant allowances, maintenance capital expenditures (including second-generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), the non-cash portion of mortgage and other financing income and the allocated share of joint venture non-cash items.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO, including per share amounts for the three and six months ended June 30, 2026 and 2025, respectively, and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
FFO:
Net income available to common shareholders of EPR Properties	$61,126	$69,603	$117,704	$129,374
Gain on real estate transactions	(182)	(16,779)	(1,209)	(26,163)
Real estate depreciation and amortization	48,468	41,939	93,265	82,871
Allocated share of joint venture depreciation	996	985	1,992	2,021
FFO available to common shareholders of EPR Properties	$110,408	$95,748	$211,752	$188,103
FFO available to common shareholders of EPR Properties	$110,408	$95,748	$211,752	$188,103
Add: Preferred dividends for Series C preferred shares	1,938	1,938	3,876	3,876
Add: Preferred dividends for Series E preferred shares	1,938	1,938	3,876	3,876
Diluted FFO available to common shareholders of EPR Properties	$114,284	$99,624	$219,504	$195,855
FFOAA:
FFO available to common shareholders of EPR Properties	$110,408	$95,748	$211,752	$188,103
Retirement and severance expense	—	—	1,423	—
Transaction costs	45	669	338	1,236
Provision (benefit) for credit losses, net	138	997	(5,459)	345
Deferred income tax expense (benefit)	255	(93)	369	(623)
FFOAA available to common shareholders of EPR Properties	$110,846	$97,321	$208,423	$189,061
FFOAA available to common shareholders of EPR Properties	$110,846	$97,321	$208,423	$189,061
Add: Preferred dividends for Series C preferred shares	1,938	1,938	3,876	3,876
Add: Preferred dividends for Series E preferred shares	1,938	1,938	3,876	3,876
Diluted FFOAA available to common shareholders of EPR Properties	$114,722	$101,197	$216,175	$196,813

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
AFFO:
FFOAA available to common shareholders of EPR Properties	$110,846	$97,321	$208,423	$189,061
Non-real estate depreciation and amortization	162	141	322	298
Deferred financing fees amortization	2,699	2,102	5,371	4,308
Share-based compensation expense to management and trustees	4,296	3,912	8,395	7,779
Amortization of above and below market leases, net and tenant allowances	(75)	(81)	(156)	(162)
Maintenance capital expenditures (1)	(509)	(1,858)	(720)	(3,109)
Straight-lined rental revenue	(5,006)	(5,137)	(8,496)	(8,534)
Straight-lined ground sublease expense	(282)	—	(331)	2
Non-cash portion of mortgage and other financing income	(381)	(566)	(927)	(863)
AFFO available to common shareholders of EPR Properties	$111,750	$95,834	$211,881	$188,780
AFFO available to common shareholders of EPR Properties	$111,750	$95,834	$211,881	$188,780
Add: Preferred dividends for Series C preferred shares	1,938	1,938	3,876	3,876
Add: Preferred dividends for Series E preferred shares	1,938	1,938	3,876	3,876
Diluted AFFO available to common shareholders of EPR Properties	$115,626	$99,710	$219,633	$196,532

FFO per common share:
Basic	$1.44	$1.26	$2.77	$2.48
Diluted	1.41	1.24	2.71	2.44
FFOAA per common share:
Basic	$1.45	$1.28	$2.73	$2.49
Diluted	1.42	1.26	2.67	2.45
AFFO per common share:
Basic	$1.46	$1.26	$2.77	$2.49
Diluted	1.43	1.24	2.71	2.44
Shares used for computation (in thousands):
Basic	76,521	76,083	76,424	75,944
Diluted	77,017	76,571	76,897	76,404

Weighted average shares outstanding-diluted EPS	77,017	76,571	76,897	76,404
Effect of dilutive Series C preferred shares	2,380	2,344	2,375	2,340
Effect of dilutive Series E preferred shares	1,674	1,667	1,673	1,666
Adjusted weighted average shares outstanding-diluted Series C and Series E	81,071	80,582	80,945	80,410
Other financial information:
Dividends per common share	$0.930	$0.885	$1.830	$1.750
(1) Includes maintenance capital expenditures and certain second-generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three and six months ended June 30, 2026 and 2025. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for those periods.

Net Debt and Proforma Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net, and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. Proforma Net Debt is presented by subtracting the estimated net proceeds from forward sales agreements under the Company's ATM Program from Net Debt. The Company believes both of these calculations constitute beneficial supplemental non-GAAP financial disclosures to investors in understanding our financial condition. The Company's method of calculating Net Debt and Proforma Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced by cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio are supplemental measures derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of these ratios in similar manners. The Company's method of calculating the Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses on real estate transactions, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure because it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and because it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding sale participation income, gain on insurance recovery, retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio are supplemental measures derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of these ratios in similar manners. In addition, financial institutions use versions of these ratios in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Proforma Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, Proforma Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre, Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	June 30,
	2026	2025
Net Debt:
Debt	$3,293,013	$2,792,970
Deferred financing costs, net	21,579	16,622
Cash and cash equivalents	(16,197)	(12,955)
Net Debt	$3,298,395	$2,796,637

Proforma Net Debt:
Net Debt	$3,298,395	$2,796,637
Estimated net proceeds from forward sales agreements (1)	(69,536)	—
Proforma Net Debt	$3,228,859	$2,796,637

Gross Assets:
Total Assets	$6,052,113	$5,560,880
Accumulated depreciation	1,801,757	1,641,916
Cash and cash equivalents	(16,197)	(12,955)
Gross Assets	$7,837,673	$7,189,841

Debt to Total Assets Ratio	54%	50%
Net Debt to Gross Assets Ratio	42%	39%
Proforma Net Debt to Gross Assets Ratio	41%	39%
	Three Months Ended June 30,
	2026	2025
EBITDAre and Adjusted EBITDAre:
Net income	$67,166	$75,643
Interest expense, net	38,275	33,246
Income tax expense	617	681
Depreciation and amortization	48,630	42,080
Gain on real estate transactions	(182)	(16,779)
Allocated share of joint venture depreciation	996	985
Allocated share of joint venture interest expense	502	430
EBITDAre	$156,004	$136,286
Transaction costs	45	669
Provision (benefit) for credit losses, net	138	997
Adjusted EBITDAre (for the quarter)	$156,187	$137,952

Adjusted EBITDAre (annualized) (2)	$624,748	$551,808

Net Debt/Adjusted EBITDAre Ratio	5.3	5.1

Proforma Net Debt/Adjusted EBITDAre Ratio	5.2	5.1

(1) Represents proforma adjustment for estimated net proceeds from forward sales agreements that have not settled as if they have been physically settled for cash as of the date presented. Settlement of these shares is subject to customary closing conditions, and actual net proceeds will be net of costs and certain adjustments calculated on the settlement date.
(2) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount but does not include the annualization of investments put in service, acquired or disposed of during the quarter, as well as the potential earnings on property under development, the annualization of percentage rent and participating interest and adjustments for other items. See detailed calculation and reconciliation of Annualized Adjusted EBITDAre and Net Debt/Annualized EBITDAre ratio that includes these adjustments in the Company's Supplemental Operating and Financial Data for the quarter ended June 30, 2026.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable and related accrued interest receivable, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total assets (computed in accordance with GAAP) to total investments is included in the following table (unaudited, in thousands):

	June 30, 2026	December 31, 2025
Total assets	$6,052,113	$5,699,762
Operating lease right-of-use assets	(199,192)	(170,755)
Cash and cash equivalents	(16,197)	(90,577)
Restricted cash	(4,388)	(8,071)
Accounts receivable	(111,421)	(97,855)
Add: accumulated depreciation on real estate investments	1,801,757	1,714,886
Add: accumulated amortization on intangible assets (1)	32,929	31,584
Prepaid expenses and other current assets (1)	(42,561)	(37,237)
Total investments	$7,513,040	$7,041,737

Total Investments:
Real estate investments, net of accumulated depreciation	$4,953,959	$4,494,259
Add back accumulated depreciation on real estate investments	1,801,757	1,714,886
Land held for development	20,168	20,168
Property under development	10,046	54,905
Mortgage notes and related accrued interest receivable, net	616,881	679,254
Investment in joint ventures	8,693	12,316
Intangible assets, gross (1)	99,022	63,239
Notes receivable and related accrued interest receivable, net (1)	2,514	2,710
Total investments	$7,513,040	$7,041,737

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:
	June 30, 2026	December 31, 2025
Intangible assets, gross	$99,022	$63,239
Less: accumulated amortization on intangible assets	(32,929)	(31,584)
Notes receivable and related accrued interest receivable, net	2,514	2,710
Prepaid expenses and other current assets	42,561	37,237
Total other assets	$111,168	$71,602
About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues that create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $6.1 billion (after accumulated depreciation of approximately $1.8 billion) across 43 states and Canada. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our ongoing negotiations to exit from certain joint ventures or the ultimate terms of any such exit, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
www.eprkc.com